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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

The Board of Directors
Myriad Genetics, Inc.

We consent to incorporation by reference in the registration statements (No.'s 333-99204, 333-4700, 333-23255 and 333-40961 and 333-93363) on Forms S-8 and in
the registration statements (No.'s 333-45772 and 333-50504) on Forms S-3 of Myriad Genetics, Inc. of our report dated August 17, 2001, related to the consolidated balance sheets of Myriad Genetics, Inc. and subsidiaries as of June 30, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 annual report on Form 10-K of Myriad Genetics, Inc.

                                            KPMG LLP

Salt Lake City, Utah
September 26, 2001